Evelo Biosciences Reports Third Quarter 2021 Financial Results and Business Highlights

–Positive Phase 2 clinical data with EDP1815 in psoriasis; moving towards registration studies–
–Dosing for Phase 2 EDP1815 Phase 2 trial in atopic dermatitis to begin during 4Q 2021–
–Preclinical data support development of EDP1867 in neuroinflammatory diseases–
–Management to host conference call at 8:30 a.m. ET–

CAMBRIDGE, Mass., October 28, 2021 – Evelo Biosciences, Inc. (Nasdaq:EVLO), a clinical stage biotechnology company developing SINTAX™ medicines as a new modality of orally delivered treatments for inflammatory disease, today reported financial results and business highlights for the third quarter 2021.

“This was a pivotal quarter for Evelo. We reported positive Phase 2 clinical data for EDP1815 that clearly demonstrate we can harness SINTAX™, the small intestinal axis, to drive meaningful clinical effects with an orally delivered medicine that had placebo-like safety and tolerability,” said Simba Gill, Ph.D., Chief Executive Officer of Evelo. “We are advancing EDP1815 towards registration trials in psoriasis whilst continuing to advance our broader platform and our pipeline. This includes a Phase 2 clinical trial for EDP1815 in atopic dermatitis and an ongoing clinical trial for EDP1867. Our recently announced preclinical data for EDP1867 shows the potential of EDP1867 beyond atopic diseases.”

Third Quarter 2021 Highlights and Recent Progress

EDP1815 Phase 2 Trial in Psoriasis
•In September 2021, Evelo announced positive data from its Phase 2 clinical trial evaluating EDP1815 versus placebo for the treatment of mild and moderate psoriasis.
•Data from Part B of the trial will be available 1Q 2022.
•Based on these data, Evelo intends to advance EDP1815 towards registration trials in psoriasis.

EDP1815 Phase 2 Trial in Atopic Dermatitis
•Based on the data from the EDP1815 Phase 2 trial in psoriasis and other external feedback, Evelo is modifying the endpoint of its EDP1815 Phase 2 trial in atopic dermatitis to extend the primary endpoint analysis period from 12 to 16 weeks and modifying it to be the percentage of patients achieving an EASI-50 (Eczema Area and Severity Index) score at week 16. As a consequence of this change, Evelo has increased the number of patients in the trial to 300, with a target of 225 on active and 75 on placebo.
•Evelo previously received and responded to a clinical hold letter from the U.S. Food and Drug Administration (FDA) related to its Investigational New Drug Application (IND) for the EDP1815 Phase 2 trial in atopic dermatitis. The FDA has lifted the clinical hold.
•Evelo anticipates reporting results from this trial in 4Q 2022.
EDP1815 in TACTIC-E, Phase 2/3 UK Platform Study for Hospitalized Patients with COVID-19
•Recruitment in TACTIC-E is progressing with the addition of clinical study sites in the UK, Brazil, India, and Mexico.
•Given the progress with TACTIC-E and the success of the vaccination program in the U.S., which has reduced hospitalization rates, Evelo will focus its efforts on the TACTIC-E trial and will close the smaller U.S. Phase 2 trial with Rutgers Robert Wood Johnson Medical School evaluating the safety and efficacy of EDP1815 for the treatment of hospitalized patients with newly diagnosed COVID-19.
EDP1867 for the Treatment of Neuroinflammatory Diseases
•In October 2021, Evelo presented preclinical data for EDP1867, a non-live pharmaceutical preparation of a single strain of Veillonella parvula, at the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS).
•In the preclinical study, EDP1867 was tested in a relapsing-remitting autoimmune encephalomyelitis (EAE) mouse model of neuroinflammation.

•Oral daily treatment with EDP1867 administered prophylactically or therapeutically reduced the severity of disease as demonstrated by a decreased mean maximum score and a decreased incidence of relapse compared to placebo.
•Treatment with EDP1867 reduced inflammation and demyelination in the spinal cord as shown in histopathological analysis.
•Transcriptional profiling of small intestine tissue confirmed that EDP1867 upregulated genes in lymphocyte pathways that resolve inflammation, as well as genes associated with intestinal homeostasis.
•Orally administered EDP1867 reduced disease severity and incidence of relapse in relapsing-remitting EAE mouse model of multiple sclerosis (MS), supporting the potential development of EDP1867 for the treatment of neuroinflammatory diseases.

Business Highlights
•In September 2021, Evelo announced the appointment of Professor Iain McInnes, M.B.Ch.B, Ph.D., to the Board of Directors.
•In September 2021, Evelo announced the issuance of a U.S. composition of matter patent for pharmaceutical compositions comprising Veillonella parvula bacteria, including EDP1867. EDP1867 is currently in clinical development for atopic dermatitis and preclinical development for neuroinflammatory diseases.

Upcoming Key Milestones

EDP1815 – Psoriasis
•Topline data from Part B of the Phase 2 trial assessing the durability of treatment response following completion of 16 weeks of dosing in 124 participants will report out in 1Q 2022.
•Evelo anticipates presenting the full Phase 2 data set at a medical meeting or scientific congress during 2022.

EDP1815 – Atopic Dermatitis
•Given that the FDA has lifted the clinical hold on the trial, Evelo anticipates enrolling the first patients in the Phase 2 trial during 4Q 2021.
•Data from Phase 2 trial anticipated in 4Q 2022.

EDP1867 – Atopic Dermatitis
•Interim data from Phase 1b trial anticipated in 1H 2022.

EDP2939 – Inflammation
•Initiation of clinical development in 2022.

EDP1908 – Oncology
•Initiation of clinical development in 2022.
Third Quarter 2021 Financial Results
•Cash Position: As of September 30, 2021, cash and cash equivalents were $95.9 million, as compared to cash and cash equivalents of $68.9 million as of December 31, 2020.
•Research and Development Expenses: R&D expenses were $22.6 million for the three months ended September 30, 2021, compared to $14.9 million for the three months ended September 30, 2020. The $7.7 million increase was primarily due to increased costs related to Evelo’s inflammation clinical development programs, personnel and R&D platform costs, partially offset by decrease in oncology program costs.
•General and Administrative Expenses: G&A expenses were $10.1 million for the three months ended September 30, 2021, compared to $5.3 million for the three months ended September 30, 2020. The $4.8 million increase was primarily due to increased personnel expenses and professional fees, including an increase of $1.4 million in stock compensation expenses.
•Net Loss: Net loss was $33.7 million for the three months ended September 30, 2021, or $0.63 per basic and diluted share, as compared to a net loss of $20.9 million for the three months ended September 30, 2020, or $0.45 per basic and diluted share.

Conference Call
Evelo will host a conference call and webcast at 8:30 a.m. ET today. To access the call please dial (866) 795-3242 (domestic) or (409) 937-8909 (international) and refer to conference ID 7574834. A live webcast of the event will also be available under “News and Events” in the Investors section of Evelo's website at http://ir.evelobio.com. The archived webcast will be available on Evelo's website approximately two hours after the completion of the event and will be available for 30 days following the call.

About Evelo Biosciences
Evelo Biosciences is a clinical stage biotechnology company developing orally delivered product candidates that are designed to act on the small intestinal axis, SINTAX™, with systemic therapeutic effects. SINTAX plays a central role in governing the immune, metabolic, and neurological systems. The Company’s first product candidates are pharmaceutical preparations of single strains of microbes selected for their potential to offer defined pharmacological properties. Evelo’s therapies have the potential to be effective, safe, and affordable medicines to improve the lives of people with inflammatory diseases and cancer.

Evelo currently has four product candidates in development: EDP1815, EDP1867, and EDP2939 for the treatment of inflammatory diseases and EDP1908 for the treatment of cancer. Evelo is advancing additional product candidates in other disease areas.

For more information, please visit www.evelobio.com and engage with Evelo on LinkedIn.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements concerning the development of EDP1815, EDP1867, EDP1908, and EDP2939, the promise and potential impact of our product candidates, the timing of and plans for clinical trials, and the timing and results of clinical trial readouts.
These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the impact of the COVID-19 pandemic on our operations, including our preclinical studies and clinical trials, and the continuity of our business; we have incurred significant losses, are not currently profitable and may never become profitable; our need for additional funding; our limited operating history; our unproven approach to therapeutic intervention; the lengthy, expensive, and uncertain process of clinical drug development, including potential delays in regulatory approval; our reliance on third parties and collaborators to expand our microbial library, conduct our clinical trials, manufacture our product candidates, and develop and commercialize our product candidates, if approved; our lack of experience in manufacturing, selling, marketing, and distributing our product candidates; failure to compete successfully against other drug companies; protection of our proprietary technology and the confidentiality of our trade secrets; potential lawsuits for, or claims of, infringement of third-party intellectual property or challenges to the ownership of our intellectual property; our patents being found invalid or unenforceable; risks associated with international operations; our ability to retain key personnel and to manage our growth; the potential volatility of our common stock; our management and principal stockholders have the ability to control or significantly influence our business; costs and resources of operating as a public company; unfavorable or no analyst research or reports; and securities class action litigation against us.
These and other important factors discussed under the caption "Risk Factors" in our Quarterly Report on Form 10-Q for the three months ended September 30, 2021, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, except as required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.
Contacts
Investors:
Kendra Sweeney, 239-877-7474
ksweeney@evelobio.com

Media:
Jessica Cotrone, 978-760-5622
jcotrone@evelobio.com

Evelo Biosciences, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$22,599	$14,910	$64,762	$47,503
General and administrative	10,111	5,272	23,075	16,185
Total operating expenses	32,710	20,182	87,837	63,688
Loss from operations	(32,710)	(20,182)	(87,837)	(63,688)
Other (expense) income:
Interest expense, net	(1,023)	(713)	(2,602)	(1,353)
Loss on extinguishment of debt	—	—	(3,226)	—
Other income, net	159	39	472	646
Total other expense	(864)	(674)	(5,356)	(707)
Loss before income taxes	(33,574)	(20,856)	(93,193)	(64,395)
Income tax expense	(156)	(67)	(331)	(221)
Net loss	$(33,730)	$(20,923)	$(93,524)	$(64,616)

Net loss per share attributable to common stockholders, basic and diluted	$(0.63)	$(0.45)	$(1.77)	$(1.74)
Weighted-average number of common shares outstanding, basic and diluted	53,430,333	46,168,013	52,704,470	37,050,907

(1)Expenses include the following amount of non-cash stock-based compensation expense.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
General and administrative	$2,388	$969	$5,552	$2,868
Research and development	2,053	1,076	5,925	3,225
Total stock-based compensation expense	$4,441	$2,045	$11,477	$6,093

Evelo Biosciences, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share and share amounts)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$95,938	$68,857
Prepaid expenses and other current assets	1,977	2,123
Total current assets	97,915	70,980
Property and equipment, net	7,762	7,478
Right of use asset - operating lease	9,389	10,757
Other assets	1,392	1,424
Total assets	$116,458	$90,639
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,517	$1,442
Accrued expenses	15,641	16,254
Operating lease liability, current portion	1,877	1,674
Other current liabilities	692	463
Total current liabilities	20,727	19,833
Noncurrent liabilities:
Long-term debt	46,520	30,048
Operating lease liability, net of current portion	8,372	9,989
Deferred revenue	7,500	—
Other noncurrent liabilities	263	284
Total liabilities	83,382	60,154
Commitments and contingencies
Stockholder’s equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding as of September 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 53,472,345 and 47,488,505 shares issued and 53,453,959 and 47,470,119 shares outstanding as of September 30, 2021 and December 31, 2020, respectively	53	47
Additional paid-in capital	419,066	322,957
Accumulated deficit	(386,043)	(292,519)
Total stockholders’ equity	33,076	30,485
Total liabilities and stockholders’ equity	$116,458	$90,639